SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2005

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California	95076
(Address of principal executive offices)	(Zip Code)

(831) 728-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

West Marine Products, Inc. and SCP Green Hagerstown, LLC (the “Landlord”) have entered into an Amended and Restated Lease Agreement, dated as of November 30, 2005 (the “Lease”), for West Marine’s Hagerstown, Maryland distribution center. The Lease amends and restates in its entirety West Marine’s current lease for the Hagerstown distribution center. Pursuant to the Lease, West Marine will continue to lease the approximately 287,300 square feet comprising the distribution center and the approximately 20 acres on which the distribution center is located.

The term of the Lease begins on December 1, 2006 and has an initial term of five years. At the end of the initial five-year term, West Marine will have the option to extend the Lease for one additional five-year term. Monthly rent during the initial term of the lease will be $46,000. If West Marine exercises its option to extend the lease for an additional five years, the monthly rent during the additional term will be $50,600. In addition to the monthly rent, West Marine is required to pay all utilities and taxes. West Marine must also maintain adequate insurance covering the distribution center. Upon West Marine’s delivery of an estoppel certificate to the Landlord, the Landlord has agreed to reimburse West Marine for $200,000 of improvements to the distribution center.

This summary of the Lease is qualified in its entirety by reference to the full text of the Lease, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibit:

10.1	Amended and Restated Lease Agreement, dated as of November 30, 2005, between SCP Green Hagerstown, LLC and West Marine Products, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: December 6, 2005	By:	/s/ Eric Nelson
Eric Nelson
Senior Vice President and
Chief Financial Officer